Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:		Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer

or

John LeBlanc,
SVP & Chief Financial Officer
	Telephone:		(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE SECOND QUARTER AND STOCK REPURCHASE PROGRAM

Metairie, Louisiana – (August 1, 2008) – Louisiana Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Company’s net income for the quarter ended June 30, 2008 was $637,000, or $.11 per share (basic and diluted), an increase of $228,000, from the second quarter of 2007. For the six month period ended June 30, 2008, the Company reported net income of $1.3 million, or $.22 per share (basic and diluted), an increase of $507,000 from the six month period ended June 30, 2007. These increases in net income are primarily attributed to the additional interest income generated by higher balances of average interest earning assets following the Company’s initial public offering in July 2007. The impact of these increases in interest income were reduced by increased levels of non-interest expense during the first and second quarters of 2008, primarily due to our equity-based compensation plans and the Louisiana bank shares tax.

In addition, the Company announced today that it will initiate a stock repurchase program to acquire up to 5%, or 317,286 shares, of its outstanding common stock. The shares may be purchased in the open market or privately negotiated transactions from time to time depending upon market conditions and other factors over a six to twelve month period. The Company also is continuing to repurchase shares for its 2007 Recognition and Retention Plan. As of July 31, 2008, the Company has acquired 175,104 shares of the 253,829 shares to be acquired for the Plan.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Holding Company and the Bank, stated: “Despite a tumultuous quarter for companies in the financial sector, we are satisfied with the performance of our stock and remain confident in the strength of our institution. Our balance sheet is well capitalized, our asset quality remains high, and our loan and investment portfolios are free from sub-prime collateral.” LeBon further stated, “During the balance of the year, we will continue our focus on developing long-term personal and commercial banking relationships in southern Louisiana, upholding asset quality through diligent underwriting and persistent review of the loan portfolio, and prudently managing the capital of the corporation in our efforts to maximize long-term shareholder value.”

During the first six months of 2008, total assets increased by $22.9 million to $293.8 million. Total loans receivable increased by $6.6 million during the period, and our aggregate investment and mortgage backed securities portfolio increased by $21.0 million. This growth was funded by increases in deposits of $5.5 million and increases in total borrowings of $16.8 million. Total shareholders’ equity capital declined by $96,000 during the first six months of 2008 due primarily to repurchases of common shares for the 2007 Recognition and Retention Plan at a cost of $1.3 million.

Net interest income for the second quarter of 2008 was $2.5 million, an increase of $778,000 from the second quarter of 2007. For the six month period ended June 30, 2008, net interest income was $4.8 million, an increase of $1.6 million from the first six months of 2007. Interest income for the three month periods ended June 30, 2008 and 2007 was $3.9 million and $3.1 million, respectively. Interest income on mortgage backed securities increased by $602,000 in the second quarter of 2008 compared to the second quarter of 2007 and interest income on investment securities increased by $231,000 during the same period. For the six month period ended June 30, 2008, interest income on mortgage backed securities increased by $980,000 and interest income on investment securities increased by $482,000, in comparison to the six months ended June 30, 2007. The increases in interest income for the quarter and year-to-date periods were primarily due to increases in the average balances of the respective portfolios. The average balance of mortgage backed securities increased by $41.0 million and the average balance of investment securities increased by $21.7 million during the quarter ended June 30, 2008, as compared to the quarter ended June 30, 2007. The increased balances are primarily due to the investment of the Company’s net offering proceeds during the third quarter of 2007, and wholesale leverage strategies implemented during the fourth quarter of 2007 and the first quarter of 2008.

Interest expense was $1.5 million for the quarter ended June 30, 2008 compared to $1.4 million for the quarter ended June 30, 2007. For the six month period ended June 30, 2008, interest expense increased by $93,000 to $2.9 million compared to the six month period ended June 30, 2007. The average rate paid on interest-bearing liabilities increased to 3.06% during the second quarter of 2008 compared to 2.95% in the second quarter of 2007. During this period the average rate paid on interest-bearing deposits increased by 16 basis points, while the average balance declined by $19.3 million. The significant decline in the average balance of interest-bearing deposits primarily reflects the short-term deposit of $53.9 million in proceeds received from subscribers in our stock offering in June 2007. These funds were subsequently disbursed in July 2007 when the Company’s initial public offering closed. For the six month period ended June 30, 2008, the Company experienced a similar decline in the average balance of interest-bearing deposits of $11.4 million. In comparison to the three month period ending June 30, 2008, our total average borrowings increased by $17.7 million from the period ending June 30, 2007. For the six month periods ending June 30, 2008 and 2007, respectively, our total average borrowings increased by $11.0 million. The increases in total borrowings were primarily due to wholesale funding strategies used to fund the acquisition of Fannie Mae and Freddie Mac mortgage backed securities collateralized by conventional, conforming mortgage loans.

The Bank recorded net recoveries on its allowance for loan losses of $10,000 during the second quarter of 2008, compared to net recoveries on its loan loss provisions of $56,000 for the same quarter of 2007. For the six month periods ended June 30, 2008 and 2007, the Bank recorded net recoveries of $27,000 and $60,000, respectively. The recoveries in both the 2008 and 2007 periods pertain to provisions for loan losses previously made on loans secured by Katrina-damaged properties that were subsequently paid off by the borrowers. Our allowance for loan losses as a percentage of total loans receivable was 1.87% at June 30, 2008, a decline of 14 basis points from December 31, 2007. Our June 30, 2008 allowance for loan losses provides coverage of 857.39% of our non-performing loans.

Our non-interest income for the second quarter of 2008 was $127,000 compared to $109,000 for the second quarter of 2007. Non-interest income for the six months ended June 30, 2008 and 2007 was $238,000 and $217,000, respectively.

Non-interest expense for the second quarter of 2008 and 2007 was $1.7 million and $1.2 million, respectively. Salary and benefit expenses increased $269,000 during the second quarter of 2008 compared to the same period in 2007, while other non-interest expenses increased $199,000. For the six months ended June 30, 2008 and 2007, non-interest expense was $3.2 million and $2.4 million, respectively. Salary and benefit expenses increased by $443,000 and other non-interest expense increased by $414,000 during the six month period ending June 30, 2008, compared to the comparable six month period in 2007. The primary reason for the increase in salary and benefit expense for both periods in 2008 was due to overall higher levels of salaries and the implementation of our equity-based compensation plans that were approved by our shareholders in February 2008. Total salaries and benefit expenses were $70,000 and $150,000 higher in the respective three and six month periods in 2008. Equity-based compensation expenses were $178,000 and $267,000 for the same periods. In addition, other noninterest expense increased during the quarter and six months ended June 30, 2008 due primarily to the Louisiana bank shares tax, and the Louisiana corporate franchise tax that were not applicable prior to our mutual-to-stock conversion and initial public offering. The Louisiana bank shares tax was $118,000 and $237,000 for the respective three and six month periods ending June 30, 2008. The Louisiana corporate franchise tax was $22,000 and $45,000 for the respective 2008 periods. The remaining increase in other non-interest expense was due to increased advertising expenditures and higher levels of professional fees due to our status as a publicly traded company in the 2008 periods.

Income tax expense for the second quarter of 2008 was $287,000 compared to a $195,000 for the second quarter of 2007. Income tax expense for the six months ended June 30, 2008 amounted to $593,000 compared to $354,000 for the year six months ended June 30, 2007. The change in income tax expense in the 2008 periods compared to the 2007 periods was due to the increase in pre-tax income during the respective periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands, except per share amounts)

			At June 30, 2008	At Dec. 31, 2007
			(unaudited)
Selected Financial and Other Data:
Total assets			$293,799	$270,944
Cash and cash equivalents			7,180	11,648
Investment securities:
Available-for-sale			41,160	40,468
Held-to-maturity			6,952	6,950
Mortgage-backed securities:
Available-for-sale			26,468	32,168
Held-to-maturity			100,666	74,693
Loans receivable, net			103,475	96,902
Deposits			149,138	143,629
FHLB advances and other borrowings			51,183	34,416
Shareholders’ equity			89,774	89,870

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Selected Operating Data:
Total interest income	$3,918	$3,096	$7,735	$6,060
Total interest expense	1,465	1,421	2,914	2,821

Net interest income	2,453	1,675	4,821	3,239
Recovery of provision for loan losses	(10)	(56)	(27)	(60)

Net interest income after provision for loan losses	2,463	1,731	4,848	3,299
Total non-interest income	127	109	238	217
Total non-interest expense	1,666	1,236	3,235	2,411

Income before income taxes	924	604	1,851	1,105
Income taxes	287	195	593	354

Net income	$637	$409	$1,258	$751

Earnings per share:
Basic	$0.11	N/A	$0.22	N/A
Diluted	$0.11	N/A	$0.22	N/A
Weighted average shares outstanding
Basic	5,801,047	N/A	5,823,069	N/A
Diluted	5,835,082	N/A	5,839,635	N/A

The Company completed its initial public offering in July 2007. Therefore, our shares were not issued or outstanding for the entire year ended December 31, 2007. For this reason, earnings per share have not been reported for periods prior thereto.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Selected Operating Ratios (1):

Average yield on interest-earning assets	5.54%	5.51%	5.59%	5.57%
Average rate on interest-bearing Liabilities	3.06	2.95	3.14	3.03
Average interest rate spread(2)	2.48	2.56	2.45	2.54
Net interest margin(2)	3.47	2.98	3.48	2.97
Average interest-earning assets to average interest-bearing liabilities	147.82	116.39	149.08	117.13
Net interest income after provision for loan losses to non-interest expense	147.84	140.05	149.86	136.83
Total non-interest expense to average Assets	2.30	2.13	2.28	2.15
Efficiency ratio(3)	64.57	69.28	63.95	69.76
Return on average assets	0.88	0.71	0.89	0.67
Return on average equity	2.82	5.49	2.78	5.06
Average equity to average assets	31.20	12.87	31.89	13.21

			At June 30, 2008	At Dec. 31, 2007
Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable (5)(6)			0.22%	0.52%
Non-performing assets as a percent of total assets (5)			0.08	0.19
Allowance for loan losses as a percent of non-performing loans			857.39	398.21
Allowance for loan losses as a percent of total loans (6)			1.87	2.01
Net charge-offs (recoveries) to average loans receivable (6)			—	—

Capital Ratios (4):
Tier 1 leverage ratio			20.17%	23.52%
Tier 1 risk-based capital ratio			49.20	57.72
Total risk-based capital ratio			50.45	58.97

(1)	All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

Footnotes continued on next page

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only. During the six months ended June 30, 2008, the Bank made a $4.7 million cash dividend to the Company, which reduced the Bank’s regulatory capital. The Bank remains significantly above the well-capitalized threshold.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

(6)	Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

7